Exhibit 99.1

Ziopharm Oncology Announces Chief Financial Officer to Step Down

BOSTON, December 14, 2020 – Ziopharm Oncology, Inc. (Nasdaq: ZIOP) (“Ziopharm” or the “Company”), today announced that Satyavrat “Sath” Shukla, CFA, Chief Financial Officer, has informed the Company of his intention to step down from the role effective December 31, 2020 to pursue another opportunity. The Company has initiated a search for a new Chief Financial Officer.

Laurence Cooper, M.D., Ph.D., Chief Executive Officer of Ziopharm, said, “On behalf of everyone at Ziopharm, I would like to thank Sath for his strong commitment and valuable contributions towards helping the Company advance its therapies through development and closer to patients in need. During his tenure, Sath has been instrumental in successfully building a robust balance sheet and a strong team. I am grateful for his support and partnership and wish him well on his future endeavors.”

Mr. Shukla added, “It has been a privilege to work with Laurence and the outstanding team of professionals at Ziopharm and I wish them nothing but success in their important work for cancer patients in need.”

About Ziopharm Oncology, Inc.

Ziopharm is developing non-viral and cytokine-driven cell and gene therapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with a solid tumor each year. With its multiplatform approach, Ziopharm is at the forefront of immuno-oncology with a goal to treat any type of solid tumor. Ziopharm’s pipeline is built for commercially scalable, cost effective T-cell receptor T-cell therapies based on its non-viral Sleeping Beauty gene transfer platform, a precisely controlled IL-12 gene therapy, and rapidly manufactured Sleeping Beauty-enabled CD19-specific CAR-T program. The Company has clinical and strategic partnerships with the National Cancer Institute, The University of Texas MD Anderson Cancer Center and others. For more information, please visit www.ziopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the business strategy, plans and objectives of Ziopharm management and expectations as to and beliefs about the Consent Solicitation initiated by WaterMill. Forward-looking statements include all statements that are not historical facts, and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the Consent Solicitation and other shareholder activism activities by WaterMill and/or other activist investors, the risks and uncertainties disclosed in Ziopharm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as well as discussions of potential risks, uncertainties and other important factors in any subsequent filings by Ziopharm with the Securities and Exchange Commission (the “SEC”). All information in this press release is as of the date hereof, and Ziopharm undertakes no duty to update the information, except as required by law.

Investor Relations Contact:

Adam D. Levy, PhD, MBA

EVP, Investor Relations and Corporate Communications

(508) 552-9255

alevy@ziopharm.com

Media Relations Contact:

LifeSci Communications

Patrick Bursey

(646) 876-4932

pbursey@lifescicomms.com